Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2023 FOURTH QUARTER AND RECORD FULL YEAR RESULTS

Delivers 2023 Target EPS, Announces 20% Increase in Cash Dividend, and Affirms 2024 Guidance

New York, New York, February 27, 2024, Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter & Full Year Highlights: ($ in millions, except per share amounts)	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Net Sales	$329	$311	6%	$1,318	$1,087	21%
Gross Margin	64.7%	64.4%	+30 bps	63.7%	63.9%	(20 bps)
Operating Income	$19	$23	(19%)	$251	$194	29%
Operating Margin	5.7%	7.5%	(170 bps)	19.1%	17.9%	+120 bps
Net Income attributable to IP	$10	$17	(37%)	$153	$121	26%
Diluted EPS	$0.32	$0.52	(37%)	$4.75	$3.78	26%
At comparable foreign currency exchange rates, consolidated net sales for the three months and year ended December 31, 2023, increased 4% and 20%, respectively, compared to the same periods in 2022. Of note, the average dollar/euro exchange rate for the 2023 fourth quarter was 1.08 compared to 1.02 in the fourth quarter of 2022, while for the full year, the average dollar/euro exchange rate for 2023 was 1.08 compared to 1.05 in 2022, leading to a positive 2% foreign exchange impact for net sales for the fourth quarter and 1% for the full year.

Operational Commentary

Jean Madar, Chairman & Chief Executive Officer of Inter Parfums noted, “Ongoing demand for our brands, strong holiday season sell-through, and a dynamic fragrance market resulted in a strong 2023 fourth quarter and record full year net sales and earnings results.

“Of special note, for the first time ever, each of our three largest brands generated sales in excess of $200 million. In 2023, Jimmy Choo emerged as our largest brand, growing sales by 19%, and Montblanc and Coach sales rose by 15% and 25%, respectively.

“Our fourth largest brand, GUESS, grew sales by a robust 23%. With a strategically planned pipeline of innovation, the brand is well on its way to also exceed $200 million in sales in the coming years. Lastly, with growth of 21% for 2023, the fragrance sales performance of Ferragamo has remained strong and continues to present significant growth opportunity.”

He continued, “Especially gratifying, all of our markets experienced excellent growth last year. North America, Europe, and Asia, our three largest markets, achieved sales gains of 22%, 21% and 17%, respectively. Our sales in the Middle East rose by 22% and Central and South America by 33%.

“Travel retail and China sales did not have a meaningful effect on our sales, as they constitute a small portion of our business. We continue to believe the Chinese market and travel retail offer great promise and stand ready to make strategic investments to grow our business in China when the market opportunity aligns with market visibility.”

Mr. Madar continued, “The new year is on track for continued growth as our aggressive advertising and promotion spend in the fourth quarter drove sell-through for our retail partners, enabling 2024 first half restocking orders. Initial shipments of Lacoste fragrances began in January, and Roberto Cavalli fragrances started shipping in February. Since signing both license agreements, we have curated their collections and revitalized their best sellers. We are also developing impactful omnichannel advertising and promotional campaigns to welcome back brand loyalists and attract influential fragrance enthusiasts to the newest members of our fragrance portfolio.

“Following initial success with Phase 1 of our Abercrombie & Fitch Fierce roll-out in certain major markets, including Europe, Mexico, and Australia, in the final quarter of 2023, we have commenced with Phase 2 this year, further expanding into Western Europe and Latin America, and may include other flankers of the Fierce family of products.

“We recently introduced the highly concentrated, four scent luxury Cashmere Collection for Donna Karan and, across our brand portfolio, we have a vibrant pipeline of new product launches in the works unveiling throughout 2024 including a new blockbuster fragrance debuting for Lacoste,” Mr. Madar concluded.

Financial Commentary

Michel Atwood, Chief Financial Officer of Inter Parfums pointed out, “We achieved our 2023 bottom line goal of $4.75 per diluted share despite a $3.1 million tax assessment as the result of a tax audit undergone by our majority owned French subsidiary, Interparfums SA, for the 2020 and 2021 tax years. Excluding this one-time impact, we would have delivered $4.82 per diluted share for the full year, largely beating our guidance.”

Mr. Atwood continued, “Consolidated gross margin as a percentage of net sales for 2023 and 2022 was nearly identical, with higher selling prices and channel/product mix offsetting the inflation headwinds and segment mix.

“SG&A as a percentage of net sales declined to 44.6% from 45.3% in 2022, largely driven by sales growth during 2023, which allowed for better absorption of fixed operating costs and favorable segment mix. While we spent $107 million in the fourth quarter, a 23% increase compared to same period in 2022, we finished the year below our advertising and promotion target of 21% of net sales, coming in at 19.7% due in part to better than expected sales.

“These factors led to $251 million in operating income, a 29% increase compared to 2022, and an operating profit margin of 19%, a 120 basis-point improvement from 2022,” Mr. Atwood pointed out.

“Finally, our financial position remains strong. We closed the year with $183 million in cash, cash equivalents and short term investments, and working capital of $514 million resulting in a working capital ratio of 2.6 to 1.”

Reaffirms 2024 Guidance

Mr. Atwood concluded, “We are a global Company operating in over 120 countries, and while the fragrance industry remains strong, and retailers finished the year with healthy inventories, the political climate both in the Middle East and throughout Eastern Europe leads us to keep our guidance unchanged due to lack of visibility. As the year unfolds and we attain greater clarity, we will revisit our guidance. At this time, we are reaffirming our 2024 guidance, which calls for net sales of $1.45 billion, resulting in earnings per diluted share of $5.15. This represents a 10% increase in net sales and an 8% increase in earnings per diluted share.

“As we previously reported and included in our guidance, the Lacoste non-cash amortization expense of the acquisition cost is expected to reduce our 2024 earnings per diluted share by approximately $0.11.”

Guidance assumes that the average dollar/euro exchange rate remains at current levels.

Announces 20% Increase in Cash Dividend

Mr. Atwood also announced, “Our Board of Directors approved a 20% increase in the annual dividend to $3.00 per share. The decisive factors motivating our board's decision include our robust financial standing, promising growth opportunities, and commitment to delivering value to our shareholders.”

The next quarterly cash dividend of $0.75 per share is payable on March 29, 2024 to shareholders of record on March 15, 2024.

Share Buyback Program

In December 2022, our Board of Directors authorized a share repurchase program for our outstanding common stock. During 2023, the Company repurchased 116,860 shares at a cost of $15.4 million. These shares are classified as treasury shares on the accompanying consolidated balance sheet. In February 2024, our Board of Directors authorized the Company to continue repurchasing up to 130,000 shares throughout 2024.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET on Wednesday, February 28, 2024.

Interested parties may participate in the live call by dialing (877) 423-9820 (toll-free) or (201) 493-6749 (international).

Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

About Inter Parfums, Inc.

Operating in the global fragrance business since 1982, Inter Parfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance-related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Inter Parfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2023 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Inter Parfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Karin Daly
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9623 / kdaly@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

INTER PARFUMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2023, and 2022

(In thousands except share and per share data)

Assets	2023	2022
Current assets:
Cash and cash equivalents	$88,462	$104,713
Short-term investments	94,304	150,833
Accounts receivable, net	247,240	197,584
Inventories	371,859	289,984
Receivables, other	7,012	28,803
Other current assets	29,458	15,650
Income taxes receivable	691	157
Total current assets	839,026	787,724
Property, equipment and leasehold improvements, net	169,222	166,722
Right-of-use assets, net	28,613	27,964
Trademarks, licenses and other intangible assets, net	296,356	290,853
Deferred tax assets	14,545	11,159
Other assets	21,567	24,120
Total assets	$1,369,329	$1,308,542
Liabilities and Equity
Current liabilities:
Loans payable - banks	$4,420	$--
Current portion of long-term debt	29,587	28,547
Current portion of lease liabilities	5,951	5,296
Accounts payable - trade	97,409	88,388
Accrued expenses	178,880	213,621
Income taxes payable	8,498	8,715
Total current liabilities	324,745	344,567
Long–term debt, less current portion	127,897	151,494
Lease liabilities, less current portion	24,517	24,335
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares:
none issued	--	--
Common stock, $0.001 par value. Authorized 100,000,000 shares:
outstanding, 32,004,660 and 31,967,300 shares
on December 31, 2023, and 2022, respectively	32	32
Additional paid-in capital	98,565	90,186
Retained earnings	693,848	620,095
Accumulated other comprehensive loss	(40,188)	(56,056)
Treasury stock, at cost, 9,981,665 and 9,864,805 common shares
on December 31, 2023, and 2022, respectively	(52,864)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	699,393	616,782
Noncontrolling interest	192,777	171,364
Total equity	892,170	788,146
Total liabilities and equity	$1,369,329	$1,308,542

INTER PARFUMS, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net sales	$328,739	$310,788	$1,317,675	$1,086,653
Cost of sales	116,029	110,706	478,597	392,231
Gross margin	212,710	200,082	839,078	694,422
Selling, general and administrative expenses	193,830	169,122	587,696	492,370
Impairment loss	--	7,749	--	7,749
Income from operations	18,880	23,211	251,382	194,303

Other expenses (income):
Interest expense	4,223	1,010	11,253	3,599
Loss (gain) on foreign currency	2,238	4,166	1,582	1,921
Interest and investment (income)	(2,308)	(3,145)	(10,729)	(5,486)
Other (income) expense	(192)	147	(317)	50
	3,961	2,178	1,789	84
Income before income taxes	14,919	21,033	249,593	194,219
Income taxes	6,689	4,104	61,817	43,182
Net income	8,230	16,929	187,776	151,037
Less: Net income attributable to the noncontrolling interest	(2,190)	330	35,122	30,099
Net income attributable to Inter Parfums, Inc.	$10,420	$16,599	$152,654	$120,938

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.33	$0.52	$4.77	$3.80
Diluted	$0.32	$0.52	$4.75	$3.78

Weighted average number of shares outstanding:
Basic	31,977	31,893	31,994	31,859
Diluted	32,112	32,025	32,140	31,989
Dividends declared per share	$0.625	$0.50	$2.50	$2.00